EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S‑8 (Nos. 333-18797, 333-18803, 333-139553 and 333-188167) of NCR Corporation of our report, dated March 1, 2013, except with respect to the presentation of the consolidating guarantor financial information discussed in Note 17, as to which the date is March 26, 2013, and to the change in accounting policy for defined benefit pension plans described in Notes 1 and 8, as to which the date is December 3, 2013, relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in this Form 8‑K.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia

December 3, 2013